UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No. )
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TD SYNNEX Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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________________________________________
SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 21, 2023
________________________________________
To our Stockholders:
This proxy statement supplement dated March 3, 2023 (the "Supplement"), supplements the definitive proxy statement on Schedule 14A of TD SYNNEX Corporation (the "Company") dated February 6, 2023 (the "Proxy Statement") for the Annual Meeting of Stockholders to be held at 1:00 pm Eastern Daylight Time, on March 21, 2023, at our office at 39 Pelham Ridge Drive, Greenville SC, 29615 (the “Annual Meeting”).
This Supplement updates the Summary Compensation Table under the “Executive Compensation” section of the Proxy Statement to correct a typographical error with respect to the Non-equity Incentive Plan Compensation Earnings amount earned by Patrick Zammit. Patrick Zammit earned $613,875 in non-equity incentive plan compensation in the fiscal year ending November 30, 2022, rather than $553,032. Additionally, this Supplement updates the references to Mr. Zammit’s Management Incentive Plan Bonus as shown in a table in the Compensation Discussion and Analysis and as described in a paragraph regarding Mr. Zammit in the section of the Compensation Discussion and Analysis that describes the compensation of each Named Executive Officer.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors,
David Vetter
Chief Legal Officer and Corporate Secretary

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Management Incentive Plan.
For the fiscal year ended November 30, 2022, we met or exceeded performance metric targets and as a result the following executive officers received the following bonuses:

Name	Management Incentive Plan Bonuses
Richard Hume	$2,179,104
Dennis Polk	$1,974,813
Marshall Witt	$697,994
Michael Urban	$1,011,297
Patrick Zammit	$613,875

Executive Compensation by TD SYNNEX for the Named Executive Officers
President, Europe and APJ. Patrick Zammit has served as our President, Europe and APJ since September 2021. Mr. Zammit’s base salary was $530,062 in fiscal year 2022, using a weighted average Euro-to-Dollar exchange rate for the twelve months ended November 30, 2022. For fiscal 2022, Mr. Zammit also received a bonus of $613,875 under our Management Incentive Plan, calculated using a weighted average Euro-to-Dollar exchange rate for the twelve months ended November 30, 2022, a restricted stock unit award of 6,486 shares, a grant of 4,611 time-based RSUs, and a grant of 4,322 performance-based RSUs. Some of the primary factors affecting Mr. Zammit’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our Company, and his leadership of the Europe and APJ distribution function of our Company.

2022 Summary Compensation Table

The table includes our principal executive officer, our principal financial officer, the three highest compensated executive officers other than the principal executive officer and principal financial officer at the end of fiscal 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Richard Hume Chief Executive Officer (6)	2022	960,000	-	2,249,948	2,099,993	2,179,104	9,150(7)	7,498,195
	2021	258,462	-	1,539,935	2,099,965	2,496,000	3,135,000(8)	9,529,362
Marshall Witt Chief Financial Officer	2022	512,500	139,599	962,272	-	697,994	35,111 (10)	2,347,476
	2021	502,212	150,000	2,616,361(9)	714,959	960,938	20,802	4,965,272
	2020	500,000	-	-	-	611,247	4,535	1,115,782
Dennis Polk Executive Chair (11)	2022	743,125	-	1,033,226	333,314	1,974,813	113,573 (12)	4,198,051
	2021	735,457	581,000	9,368,964 (9)	3,159,964	2,786,719	71,933	16,704,037
	2020	725,000	-	-	-	2,189,269	9,860	2,924,129
Michael Urban President, the Americas	2022	562,692	330,000	1,207,061	-	1,011,297	31,699 (13)	3,142,749
	2021	557,933	225,000	1,878,160(9)	1,019,960	1,691,250	10,336	5,382,639
	2020	550,000	-	-	-	1,376,272	6,422	1,932,694
Patrick Zammit President, Europe and APJ (14)	2022	530,062	-	1,520,432	-	613,875	194,516 (15)	2,858,885
	2021	145,021	-	-	-	1,108,235	1,099,129 (16)	2,352,385

(1)Amounts in this column in fiscal 2022 represent a special cash bonus paid in support of integration efforts related to the Mergers. Amounts in this column in fiscal 2021 represent the special cash bonus paid in special recognition of the effort and work related to the Mergers and integration work related to the Mergers.
(2)Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 6 “Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2022.
(3)Performance-based RSUs granted under our LTI program provide an opportunity for co-workers to receive common stock if a performance measure is met for the three-year or two-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2022 Summary Compensation Table Narrative on page 51, calculated in accordance with accounting guidance. Messrs. Hume and Zammit did not participate in our LTI program for fiscal year 2021 due to their joining our company in September 2021 and their continued participation in legacy Tech Data compensation programs. Messrs. Hume and Polk did not participate in the fiscal year 2022 LTI program.

If our performance results in a future payout of the performance-based RSUs at the maximum level, the grant date fair value of the performance-based RSUs would have been as follows:

NEO	Fiscal Year 2022 (3-Year LTI)	Fiscal Year 2021 (2-Year LTI)	Fiscal Year 2021 (3-Year LTI)
Mr. Hume	-	-	-
Mr. Witt	$484,649	$416,590	$416,590
Mr. Polk	-	$1,208,262	$1,208,262
Mr. Urban	$853,034	$733,289	$733,289
Mr. Zammit	$892,147	-	-

The aggregate grant date fair value of the stock awards granted (including performance-based RSUs and restricted stock) would have been as follows:

NEO	Fiscal Year 2022	Fiscal Year 2021
Mr. Hume	$2,249,948	-
Mr. Witt	$1,204,597	$3,032,951
Mr. Polk	$1,033,226	$10,577,226
Mr. Urban	$1,633,578	$2,611,449
Mr. Zammit	$1,966,505	-

Due to the impending spin-off of the Concentrix business, no LTI awards were granted in 2020. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2022 Grants of Plan-Based Awards table on page 50, and to see the value of stock awards actually realized by the named executive officers in fiscal 2022, see the 2022 Option Exercises and Stock Vested table on page 55.
(4)For each fiscal year, amounts in this column represent performance-based bonus awards under the Management Incentive Plan earned in that fiscal year, but paid in the subsequent fiscal year, as described in the Compensation Discussion and Analysis beginning on page 35.
(5)The following outlines all other additional compensation for fiscal year 2022 required by SEC rules to be separately quantified. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2022 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(6)Mr. Hume became our President and Chief Executive Officer on September 1, 2021 and had served as President and Chief Executive Officer of Tech Data prior to that during the periods set forth in this table.
(7)For Mr. Hume, Company contributions to 401(k) retirement savings plan of $9,150.
(8)For Mr. Hume, Company contributions of $20,000 to the legacy Tech Data Executive Choice Plan and long-term incentive cash award of $3,115,000 paid by the Company, granted pre-merger by legacy Tech Data, triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers
(9)Due to the Company’s pending spin-off of the Concentrix business in December 2020, for our fiscal year ended November 30, 2020, annual equity grants to co-workers, including executive officers, were structured so that the co-workers had no vested right to underlying equity before January 2021, although they received service credit from October 2020. Therefore, these annual equity grants were not included in the Summary Compensation Table for fiscal 2020, but they are included in the Summary Compensation Table for fiscal 2021.
(10)For Mr. Witt, Company contributions to 401(k) retirement savings plan of $9,150 and dividend payments on unvested RSAs of $25,961.
(11)Mr. Polk was our President and Chief Executive Officer from March 1, 2018 until September 1, 2021 and has been Executive Chair since September 1, 2021.
(12)For Mr. Polk, Company contributions to 401(k) retirement savings plan of $9,150 and dividend payments on unvested RSAs of $104,423.
(13)For Mr. Urban, Company contributions to 401(k) retirement savings plan of $7,625 a taxable prize of $2,790, a tax gross-up payment of $1,810, dividend payments on unvested RSAs of $18,996, spouse attendance at company event mandatory for executive of $478.
(14)Mr. Zammit became President, Europe and APJ on September 1, 2021 and had served as President, Europe of Tech Data prior to that during the periods set forth in this table. The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate.
(15)For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $46,271; premium payments by the Company to a third-party administrator for a retirement arrangement in

Belgium in the amount of $113,776; $22,899 for use of a Company-provided vehicle; $1,086 of medical/hospitalization insurance; $10,230 for fees paid to service provider for services related to Mr. Zammit’s tax returns; and $254 for travel related insurance.
(16)For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $12,638; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $31,128; $6,265 for use of a Company-provided vehicle; $540 of medical/hospitalization insurance, and long-term incentive cash award of $1,048,558 paid by the Company, granted pre-merger by legacy Tech Data triggered by the change of control; of legacy Tech Data on September 1, 2021 due to the Mergers.

IMPORTANT INFORMATION
There are no changes to the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, or the proxy card you previously received. Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.
This Supplement, the Proxy Statement, and the Company's Annual Report on Form 10-K for the 2022 fiscal year are available on the SEC's website at www.sec.gov.
Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to vote or submit your proxy promptly.

By Order of the Board,
David R. Vetter
Chief Legal Officer and Corporate Secretary
Fremont, California
March 3, 2023
TD SYNNEX’ 2022 Annual Report has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to TD SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of January 23, 2023, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.TDSYNNEX.com.
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